Exhibit 14.1

Title: Code of Business Conduct and Ethics

Scope: All Employees of inVentiv Health, Inc. and its Subsidiaries (“inVentiv” or “the Company”)

Introduction

This Code of Business Conduct and Ethics (the “Code”) has been adopted by the Board of Directors of inVentiv Health, Inc. and summarizes the standards that apply to all employees, officers and directors of inVentiv Health, Inc. and each of its subsidiaries (collectively, “inVentiv” or “the Company”) worldwide to ensure that their actions on behalf of the Company are honest, ethical and lawful. The Company also expects its consultants, suppliers, agents and other representatives to comply with the Code when acting on the Company’s behalf.

This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, officers and directors, including without limitation all executive officers, financial officers, accounting officers, controllers and persons performing similar functions. All of our employees, officers and directors must conduct themselves in accordance with these guidelines and seek to avoid even the appearance of improper behavior. For employees, the Code also establishes conditions for employment at the Company. However, this Code is not an employment contract between the Company and any of its employees, officers or directors.

1. Responsibilities Under the Code

The responsibilities of persons covered by the Code include:

•	Complying with the Code, Company policies and procedures and all laws, rules and regulations applicable to the Company wherever it does business worldwide;
•	Acting ethically and honestly in performing their job duties;
•	Seeking guidance when necessary on ethical or legal questions; and
•	Reporting suspected violations of the Code, Company policies or procedures or applicable
•	law through the channels described in the Code.

2. Compliance with Laws, Rules and Regulations

It is the Company’s policy that all of its business will be conducted in compliance with applicable laws, rules and regulations. Needless to say, compliance with all laws and regulations of governing or regulatory agencies should be given priority over the opportunity to profit or gain competitive advantage.

If a law conflicts with a provision in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. Any variances between local customs or policies and this Code should be brought to the attention of management. If you have any questions about potential conflicts with respect to these governing obligations, or otherwise concerning legal or compliance issues, you should seek to resolve them through the channels outlined in this Code. Any employee, officer or director who becomes aware of a violation or suspected violation of applicable law should report it immediately through one of these channels.  Any employee, who is contacted by a governmental or regulatory authority concerning Company business, other than in connection with routine inquiries within the scope of the employee’s authority, should consult with supervisory personnel prior to responding.

a.	Healthcare Laws and Regulations

Many aspects of the Company’s business are subject to regulation by the United States Food and Drug Administration (“FDA”) as well as U.S. state and local regulatory bodies and comparable regulatory bodies outside the United States. In addition, the Company may be obligated under agreements with its clients to comply with certain healthcare laws and regulations that would not otherwise be directly applicable to the Company.

The Company provides a broad range of services to its clients in a highly regulated environment. Specifically, the Company must comply with laws, rules and regulations applicable to, among other things:

•	The conduct of clinical trials;
•	Interactions with healthcare professionals;
•	Interactions with patients;
•	Marketing and promotion of pharmaceutical products; and
•	Privacy of personal health information.

The healthcare related laws and regulations that may apply to the Company’s business include:

•	The U.S. Federal Food, Drug and Cosmetic Act;
•	FDA standards for Good Clinical Practice and laws and regulations adopted in accordance with the European Union Clinical Trial Directive;
•	Fraud, waste and abuse laws, including the False Claims Act and the Anti-Kickback Statute;
•	The Prescription Drug Marketing Act;
•	Laws related to “off label” promotion of drugs; and
•	Global privacy laws and regulations, including those adopted in accordance with European
•	Union Privacy Directive and the privacy rules of the Health Insurance Portability and
•	Accountability Act of 1996 (“HIPAA”).

The Company must also comply with country-specific healthcare laws and regulations in the countries in which it does business.

b.	Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, officer and director should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation, or any other unfair-dealing practice.

It is the Company’s policy to comply with all laws governing competition, including without limitation, all global antitrust and unfair competition laws. Unfair competition laws prohibit companies from engaging in certain activities that may limit competition or restrain trade. Employees may not communicate with or make agreements with competitors with regard to sensitive information, such as pricing practices, marketing strategies and other strategic plans.

Trade association or other industry meetings may serve legitimate business interests but can pose risks under unfair competition laws. Trade associations often establish procedures for the lawful sharing of information by participants. Employees should use caution in discussing sensitive topics at trade association meetings and take care to follow these procedures closely. Employees may seek guidance on any questions regarding trade associations through the channels described in this Code.

c.	Interactions with Government Personnel

Interactions with government personnel require extreme sensitivity. Commercial practices in relation to honoraria payments, gifts and entertainment often cannot be appropriately applied in a government context and in fact may violate laws, policies or ethical rules. The Company prohibits any form of bribe or illegal or unethical inducement extended to a government official or employee. No Company employee, officer or director may offer any gift or entertainment, no matter how small the value, to government personnel in the course of conducting Company business initiatives unless the propriety of that action has been cleared with the inVentiv General Counsel (or, in the case of action by a director, the Board of Directors or a committee or representative thereof).

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Other countries may have similar anti-bribery laws, including the UK Bribery Act of 2010. The Company complies with all such laws, and making illegal payments to government officials of any country or jurisdiction is strictly prohibited.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. U.S. state and local governments, as well as governments of other countries, may have similar rules.

3. Conflicts of Interest

a.	Generally

A “conflict of interest” exists when a person’s personal interest interferes or conflicts in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or a related person, receives improper personal benefits as a result of his or her position in the Company. A "related person" means: any child, stepchild, parent, stepparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister- in-law of any employee, officer or director and any person in a romantic or dating relationship with, or sharing the household of, any employee, officer or director.

It is almost always a conflict of interest for a Company employee or officer to work simultaneously for a competitor, customer or supplier. An employee or officer may not work for a competitor, customer or supplier, including as a consultant or board member of a competitor.

In order to avoid conflicts of interest, any transaction or relationship that could reasonably be expected to give rise to a conflict of interest (or the appearance of a conflict of interest) must be reported to the inVentiv General Counsel (other than those described below in Section 3b under “Personal Relationships in the Workplace,” which should be reported as provided in Section 3b) by the employee, officer or director who has the conflicting interest and and/or the business unit or function/department leader responsible for the potential transaction. Any such transaction or relationship involving an employee or officer must be approved in advance by the inVentiv General Counsel and any such transaction or relationship involving a director must be approved in advance by the Board of Directors.

Transactions and relationships requiring prior approval include, without limitation, any acquisition by a director, executive officer or employee, or a related person of such person, of a material direct or indirect interest in any competitor, customer or supplier. It also includes the initiation of any transaction with a customer or supplier in which a director, executive officer or employee, or a related person of such person, has previously acquired a material direct or indirect interest. Subject to applicable law, the Company reserves the right to require any reporting person to desist from such a transaction or relationship as a condition to continuing his or her service to the Company.

b.	Personal Relationships in the Workplace

The Company expects that its business, ethics and goals will not be compromised by personal relationships in the workplace. A conflict of interest, or the appearance of a conflict of interest, can arise when business decisions, including employment decisions, are made by or impact individuals who are in a personal relationship. This applies to personal relationships involving related persons or other relationships that could create a conflict of interest or otherwise impair the Company’s legitimate business interests. Further, this applies to relationships between Company employees as well as between Company employees and others such as customers, vendors and suppliers. Accordingly, managers and supervisors are prohibited from supervising, directly or indirectly, individuals with whom they have a personal relationship. Candidates may be considered for employment only if a personal relationship has been fully disclosed before hire and the employment is approved by the most senior Human Resources official for the applicable business segment. Should this type of relationship exist or develop following hire or in other situations, such as those involving customers, vendors or suppliers, all Company employees involved are required to immediately notify the most senior Human Resources official for the applicable business segment so that appropriate action may be taken.

c.	Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves in their personal capacity opportunities that are or may be of interest to the Company, whether or not discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee, officer or director may use corporate property, information, or position for personal gain. Employees, officers and directors owe a duty of loyalty to the Company at all times, including to advance its legitimate interests when the opportunity to do so arises.

4. Entertainment and Corporate Gifts

It is against Company policy for any employee, officer or director to give or receive gifts or to provide or accept entertainment as an inducement for a specific action, transaction, benefit or result. Any gift that obligates the recipient to act in a particular manner with regard to the Company’s business is a bribe and may not be given or accepted.

Business entertainment and gifts in a commercial setting should have a legitimate business purpose and should not be used to gain unfair advantage with customers or suppliers. In some circumstances, it may be customary or appropriate to exchange gifts and entertainment with customers and suppliers, and it may similarly be appropriate to take part in programs that include food and/or lodging without charge to the participant. However, care must be taken to distinguish between gifts and entertainment with a legitimate business purpose and gifts or entertainment that involve an explicit or implicit quid pro quo, or that may involve an appeal to personal favor. For example, while business meal discussions with a customer or supplier are generally appropriate (subject to compliance with applicable law and Company expense policy), the venues chosen should not be unduly lavish, involve excessive expense or otherwise be designed to unduly influence the guest.

No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, officer or director or any of their family members unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) is not likely to be construed as a bribe or payoff and (5) does not violate any laws, regulations or contractual obligations of the Company. Employees, officers and directors must be sensitive not only to the intentions of the provider and recipient of gifts and entertainment, but also to how the provision or acceptance of the gift or entertainment might be perceived by third parties. Any gift or entertainment which is not consistent with the letter and spirit of this aspect of the Code should be courteously declined.

5. Workplace Environment

a.	Discrimination and Harassment

The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any unlawful discrimination or harassment or any kind. Examples include, but are not limited to; conduct of a sexual nature, making derogatory comments or jokes, or other conduct based on one’s protected class characteristics, such as race, national origin, religion, disability, age, gender, sexual orientation, genetic classification or veteran’s status.

b.	Health and Safety

The Company strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices, including without limitation, laboratory and clinic safety practices, and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and/or threatening behavior are not permitted. The Company prohibits the unauthorized use, possession, purchase, sale, manufacture, distribution, transportation or dispensation of illegal drugs or other controlled substances; the abuse of any legal drug; any purchase, sale, manufacture, distribution, transportation or dispensation of any legal prescription drug in a matter inconsistent with applicable law. The Company also prohibits working while impaired by the use of a legal drug whenever such impairment might endanger the safety of the employee or another person, pose a risk of significant damage to property or interfere with the employee's job performance and working while impaired by the use of alcohol, illegal drugs or other controlled substances.

6. Financial Reporting and Record Keeping

In order to comply with its legal and ethical obligations, the Company must maintain timely and accurate records of its business activities. While only some of the Company’s employees are involved in preparing the Company’s financial statements and other information that is included in the Company’s filings with the Securities and Exchange Commission or other governmental bodies, most employees have responsibility for the creation of business records such as expense reports, purchase orders, payroll records, and so on. It is the responsibility of each employee to ensure that the business records he or she deals with are accurate, complete and reliable. The Company requires honest and accurate recording and reporting of information in order to fulfill its legal obligations and to make responsible business decisions. In addition, in order to ensure the integrity and efficiency of the Company’s record-keeping systems, employees must comply with the Company’s record retention policies as in effect from time to time.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets may not be maintained and all agreements with customers, suppliers and other third parties, whether written or oral, must be accurately and timely recorded in the Company’s books and records.

The Company is committed to full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications. The Company’s disclosures are formulated by the Board and its committees, senior management and the Company’s Disclosure Committee, among others. The Company expects all of its personnel who are involved in formulating the Company’s public disclosure to approach that responsibility with due regard for the Company’s obligations under the U.S. federal securities laws.

7. Confidentiality

Employees, officers and directors are regularly exposed to a variety of confidential information concerning the Company and its suppliers and customers.

Confidential information is an important business asset of the Company. Disclosure of confidential information may result in the loss of legal protection for intellectual property or of an important business advantage and may even expose the Company to a claim for damages by a third party. It is therefore of the utmost importance that employees, officers and directors maintain the confidentiality of confidential information entrusted to them. The obligation to preserve confidential information continues even after service to the Company ends. It is the Company’s expectation that all employees, officers and directors will comply with the terms of any confidentiality obligation included in any agreement between such person and the Company.

In addition, any public communications on behalf of the Company must be made in compliance with the Company’s communications policies.

In addition, in the course of the Company’s business, it may have access to, or come into possession of, personal information, including, but not limited to, personally identifiable health information of employees, customers, patients and other parties. The Company and all employees, officers and directors must comply with their obligations to keep such information confidential and otherwise comply with all applicable data privacy and data protection laws.

8. Protection and Proper Use of Company Assets

All employees, officers and directors should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation through the channels described in this Code. Company equipment must be used in compliance with Company security policies.

9. Insider Trading

The purchase or sale of the Company’s securities by any person while in the possession of material nonpublic information or the selective disclosure of such information to others who may trade in securities is prohibited by U.S. federal and state laws, as well as those of a number of other countries. Employees, officers and directors who have access to material nonpublic information, whether about the Company or concerning other companies with which the Company does or may do business, are prohibited from using or sharing that information for the purpose of trading in the Company’s securities or for any other purpose except the conduct of the Company’s business.

All transactions in the Company’s securities by directors and officers of the Company or any of its subsidiaries or any other employee designated by the inVentiv General Counsel, must be cleared in advance by the inVentiv General Counsel and otherwise comply with all other policies and procedures the Company may establish with regarding to trading in its securities.

In addition, employees, officers and directors, who have access to confidential information of the Company’s customers, suppliers or other third parties are not permitted to use such confidential information for any purpose other than the conduct of the Company’s business. Buying or selling securities of a company while in possession of material, non-public information or disclosing or “tipping” the information to others who may buy or sell securities on the basis of such information is a violation of the Code and may subject the employee, officer or director to criminal and/or civil penalties.

10. Seeking Guidance; Reporting any Illegal or Unethical Behavior; No Retaliation

Employees are strongly encouraged to seek guidance on applicable legal requirements, the Code, Company policy and other ethical matters. Employees, officers and directors may seek such guidance and should promptly report any suspected violations of this Code, Company policy or applicable legal requirements through one of the following channels:

•	The employee’s supervisor;
•	For employment or workplace related matters, the employee’s Human Resources representative or other Human Resources management;
•	The business unit’s Legal Department or the inVentiv General Counsel;
•

The inVentiv Chief Compliance Officer; orinVentiv’s Compliance Hotline, by calling 1.800.673.7309 (If calling from outside the US, you may need to first dial the country-specific access code listed for your location which can be found at http://infuse.inventivhealth.com/corporatepolicies/compliance) or accessing the website at www.inventivhealthcompliancehotline.ethicspoint.com

Reports may be submitted to inVentiv’s Compliance Hotline anonymously (if permitted under applicable law) by phone or through the website. All reports will be treated confidentially to the extent possible for a full and fair investigation. In addition, employees and officers may submit concerns regarding accounting, auditing and internal control matters to the Audit Committee in accordance with the Company’s Procedures for Handling Accounting, Auditing and Internal Control Complaints.

These are the steps that employees, officers and directors should keep in mind when considering matters addressed by the Code:

•	Make sure you have as many of the facts as possible. In order to reach the right solutions, you must be as fully informed as possible.
•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or
•

improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, you should seek guidance promptly.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem discreetly.
•

Seek help from Company resources. Use the procedures outlined in this Code. For employees, a supervisor will often be more knowledgeable about the question and will appreciate being brought into the decision-making process. In cases where it may not be appropriate to discuss an issue with a supervisor, or where an employee does not feel comfortable approaching a supervisor with a specific question, concerns should be directed through one of the other channels described above.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

Any employee or officer who raises an issue about a possible violation of law or this Code or other Company policy will be protected from retaliation. It is a violation of this Code for any adverse action to be taken against an employee or officer, by official or unofficial means, simply because he or she has communicated a potential violation or other legal or ethical concern to a supervisor or through the other channels provided for herein in order to initiate a good faith report of such a violation or to seek clarification with respect to such person’s conduct. If an employee or officer believes that he or she has been retaliated against in violation of this Code, he or she should report such concerns through one of the channels described in this Code.

11. Violation of the Code

VIOLATION OF THE CODE MAY BE GROUNDS FOR DISCIPLINE UP TO AND INCLUDING TERMINATION OF SERVICE WITH THE COMPANY. OTHER EXAMPLES OF DISCIPLINE INCLUDE, WITHOUT LIMITATION, WARNINGS, REPRIMANDS, PROBATION, DEMOTION OR SUSPENSION. THE COMPANY MAY ALSO SEEK REIMBURSEMENT OF LOSSES OR DAMAGES AND REFERRAL TO LAW ENFORCEMENT AUTHORITIES. IN ADDITION, IN INSTANCES IN WHICH THE COMPANY BELIEVES THAT AN EMPLOYEE MAY HAVE VIOLATED THIS CODE, THE COMPANY MAY SUSPEND THE EMPLOYEE (WITH OR WITHOUT PAY) PENDING THE RESULTS OF AN INVESTIGATION.